LEASE AGREEMENT

This agreement dated March 1, 2006 is the Lease Agreement by and between Blink Couture Inc., a Delaware Corporation ("Tenant") and Suzanne Milka ("Landlord").

WHEREFORE the parties agree as follows:

1.

The landlord hereby allows the tenant to use the premises located at 1107 – 1199 Marinaside Crescent, Vancouver, BC, V6Z 2Y2, as its principal place of business for a fee of US $100.00 per calendar quarter.

2.	The tenant will have exclusive use to 150 square feet of the premises, but will have to pay for its own telephone and fax lines.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease Agreement as of March 1, 2006.

Tenant:	Landlord:

BLINK COUTURE INC.

/s/ Susanne Milka	/s/ Susanne Milka
Authorized Signatory: Susanne Milka	Landlord: Susanne Milka